Exhibit (5)

[Letterhead of Wachovia Corporation]

March 5, 2007

Board of Directors

Wachovia Corporation

Charlotte, North Carolina 28288

Ladies and Gentlemen:

I am Senior Vice President and Deputy General Counsel of Wachovia Corporation, a North Carolina corporation (the “Corporation”), and am rendering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) with respect to the Corporation’s debt securities (the “Debt Securities”) and warrants (the “Warrants” and, together, the “Securities”) which may be issued under the Corporation’s medium-term note and warrants program (the “Program”), which may be issued from time to time pursuant to Rule 415 under the Act.

The Debt Securities may be issued pursuant to an Indenture dated as of April 1, 1983, as amended, between the Corporation and The Bank of New York (successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank)), as Trustee, and/or an Indenture dated as of March 15, 1986, as amended, between the Corporation and The Bank of New York (successor to J. P. Morgan Trust Company, National Association (formerly known as Bank One Trust Company, N.A.)), as Trustee. The Warrants may be issued pursuant to a Warrant Indenture between the Corporation and the Bank of New York, as Trustee, or a Warrant Agreement between the Corporation and a Warrant Agent to be named therein, in each case substantially in the form attached as an exhibit to the registration statement.

I have examined such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion. Based upon the foregoing, I am of the opinion as follows:

(1) The Corporation has been duly incorporated and is a validly existing corporation under the laws of the State of North Carolina.

(2) When the Registration Statement has become effective under the Act, the terms of the Securities and of their issue and sale have been duly established in conformity with the resolutions of the board of directors of the Corporation and have been duly established in conformity with the applicable Indenture, as amended, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, and the Securities have been duly executed and authenticated in accordance with such Indenture and issued and sold as contemplated in the Registration Statement and the Program, the Securities will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I am licensed to practice law only in the State of North Carolina and in rendering this opinion I am opining only as to the Federal laws of the United States and the laws of the State of North Carolina. I express no opinion as to the laws of any jurisdiction other than the laws of the State of North Carolina and the Federal laws of the United States. I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Indentures and the Warrant Agreement. Because the governing law provision of the Indentures and the Warrant Agreement relate to the law of a jurisdiction as to which I express no opinion, the opinions set forth in paragraph (2) herein are given as if the law of the State of North Carolina governs the Indentures and the Warrant Agreement.

Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible, and I have assumed that the related Indentures have been or will be duly authorized, executed and delivered by the respective Trustee thereunder, and that any Warrant Agreement will be duly authorized, executed and delivered by the Warrant Agent thereunder, assumptions which I have not independently verified.

I hereby consent to the use of my name under the heading “Validity of Securities” in the Prospectus forming a part of the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit (5) thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ ROSS E. JEFFRIES, JR.